Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Nxt-ID, Inc. on Form S-3, File No. 333-209001, Form S-3, File No. 333-206955, Form S-3, File No. 333-204026, and Form S-3, File No. 333-203637 of our report dated April 13, 2017, which includes an explanatory paragraph as to our audit of adjustments to retroactively apply the reverse stock split of the Company’s common stock and to reclassify deferred financing costs from other current assets to convertible notes payable on its balance sheet at December 31, 2015 which occurred subsequent to the year ended December 31, 2015, to the 2015 consolidated financial statements which were audited by other auditors, and, with respect to our audit of the consolidated financial statements of Nxt-ID, Inc. and Subsidiaries as of December 31, 2016, which report appears in the Form 10-K, of Nxt-ID, Inc. for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

July 7, 2017